Exhibit 10.1

Learning Tree International, Inc.

STOCK AWARD AGREEMENT

To: [name of Grantee] (“Grantee”)

From: Learning Tree International, Inc.

“Date of Award”: November 2, 2009

“Number of Shares”:             .

We are pleased to inform you that the Compensation Committee of our Board of Directors (the “Committee”) has decided to grant you an award (your “Award”) of the Number of Shares of our Common Stock (the “Common Stock”) under our 2007 Equity Incentive Plan (the “Plan”), all of which are fully vested as of the Date of the Award.

Please review the Plan and the attached Standard Terms and Conditions carefully, as they control your rights under your Award. Then sign one copy of this letter and return it to Nancy McKinley. If you have any questions, please call her.

We appreciate your continuing efforts on behalf of Learning Tree.

Very truly yours,
Learning Tree International, Inc.

By:

Its:

I hereby accept this Award and have reviewed the Plan and the Terms.

“Grantee”

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are attached to a letter granting a stock award to you (the “Award Letter”) from Learning Tree International, Inc. (“Learning Tree”). The Award Letter, these Standard Terms and Conditions and Learning Tree’s 2007 Equity Incentive Plan (the “Plan”) are collectively the “Award Documents”. Capitalized terms not defined in these Standard Terms and Conditions are defined in the Award Letter or the Plan.

1. Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. You represent and agree that shares awarded hereunder are not being acquired with a view to any sale, transfer or distribution in violation of any applicable securities laws or regulations.

2. Not an Employment or Service Contract. Nothing in this Award is to be construed as an agreement, express or implied, by Learning Tree or any of its subsidiaries to employ you or contract for your services, nor will it restrict Learning Tree’s or such subsidiary’s right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Learning Tree or any of its subsidiaries. This Award will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Learning Tree or any of its subsidiaries.

3. Agreement Subject to Plan. The Plan is incorporated herein by reference. This Award is subject to, and Learning Tree and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No amendment to the Plan will adversely affect your rights under this Award in a material manner without your prior written consent.

4. Entire Agreement; Governing Law. The Award Documents constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Learning Tree and you with respect to the subject matter hereof. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State. The Award Documents can only be amended in a writing executed by a duly authorized Executive Officer of Learning Tree.